EXHIBIT 10.50
SECOND AMENDMENT TO LEASE
(1194 Building)
     THIS SECOND AMENDMENT TO LEASE (this “Amendment”) is made as of October 14, 2009 the (“Effective Date”) by and between SUNNYVALE OFFICE PARK, L.P., Delaware limited partnership (“Landlord”), and JUNIPER NETWORKS, INC., a Delaware corporation (“Tenant”), with reference to the following facts:
RECITALS
     A. Landlord, as successor in interest to CSHV Mathilda II, LLC, successor in interest to the original landlord, and Tenant are parties to that certain Lease dated as of June 18, 1999, as amended by that certain First Amendment to Lease dated as of February 28, 2002, for the office building commonly known as 1194 Mathilda Avenue, Sunnyvale, California (as so amended, the “Lease”).
     B. Landlord and Tenant desire to extend the term of the Lease to June 30, 2020 and modify the base rent payable thereunder for the remainder of such term, all as more particularly provided in this Amendment.
     NOW, THEREFORE, with reference to the foregoing Recitals and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:
     1. Definitions. All capitalized terms used but not defined in this Amendment have the meanings given such terms in the Lease.
     2. Amendments to Lease. The Lease is hereby amended as follows:
     2.1 Term. Article 1, Paragraph 1.1 of the Lease is amended to delete the term “Lease Term” therefrom. “Lease Term” shall continue to have the meaning set forth in Paragraph 2.3 of the Lease.
     2.2 Lease Expiration Date. In Article 1, Paragraph 1.1 of the Lease, the definition of the term “Lease Expiration Date” is amended and restated as follows:
“June 30, 2020, unless earlier terminated in accordance with the terms of the Lease, or extended by Tenant pursuant to Article 15.”

     2.3 Base Monthly Rent. In Article 1, Paragraph 1.1 of the Lease, the definition of “Base Monthly Rent” is amended and restated as follows:
“The term ‘Base Monthly Rent’ shall mean the following:

Period	Monthly Amount
7/1/00 - 5/31/01	$360,787.50
At the end of the 11th month after the actual Delivery Date and at the end of each 12 month period thereafter (until October 31, 2009), Base Monthly Rent shall be increased at a rate of 3.5% per annum compounded annually.
Thereafter, commencing on November 1, 2009 and continuing through June 30, 2020, the ‘Base Monthly Rent’ shall be as follows:

Period	Monthly Amount
11/1/09-6/30/11	$369,457.59
7/1/11-6/30/12	$380,670.86
7/1/12-6/30/13	$392,220.54
7/1/13-6/30/14	$404,116.70
7/1/14-6/30/15	$416,369.75
7/1/15-6/30/16	$428,990.39
7/1/16-6/30/17	$441,989.65
7/1/17-6/30/18	$455,378.89
7/1/18-6/30/19	$469,169.80
7/1/19-6/30/20	$483,374.44	”
     2.4 Landlord’s Liability. Article 12, Paragraph 12.4 of the Lease is hereby amended and restated as follows:
“Limitation of Tenant’s Recourse. The liability of Landlord for Landlord’s obligations under the Lease, as amended from time to time, and any other documents executed by Landlord and Tenant in connection with the Lease, as amended from time to time (collectively, the “Lease Documents”), shall be limited to Landlord’s interest in the Building and Tenant shall not look to any other property or assets of Landlord or the property or assets of any direct or indirect partner, member, manager, shareholder, director, officer, principal, employee or agent of Landlord (collectively, the “Landlord Parties”) in seeking either to enforce Landlord’s obligations under the Lease Documents or to satisfy a judgment for Landlord’s failure to perform such obligations; and none of the Landlord

Parties shall be personally liable for the performance of Landlord’s obligations under the Lease Documents.”
     3. Rent Credit. For the month of November 2009 only, Tenant shall receive a credit against the Base Monthly Rent in the amount of $122,656.56.
     4. Brokers. Tenant hereby represents and warrants to Landlord that except for Jones Lang LaSalle Brokerage, Inc. (“Tenant’s Broker”), Tenant has had no dealings with any real estate broker or agent in connection with the negotiation of this Amendment. Landlord shall pay each of Tenant’s Broker and Landlord’s broker (Tishman Speyer Properties, L.P.) a commission in the amount, and on the terms and subject to the conditions, set forth in separate written agreements between Landlord and each such broker. Tenant shall indemnify, defend and hold Landlord harmless from and against any claims, demands, losses, liabilities, judgments, costs and expenses (including, without limitation, reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owed or owing to (i) Tenant’s Broker, to the extent exceeding the amount payable under the agreement between Landlord and Tenant’s Broker, and (ii) any other broker, agent or other person claiming to have acted on Tenant’s behalf.
     5. No Other Amendments. The Lease has not been amended other than by this Amendment and, as amended by this Amendment, the Lease is and remains in full force and effect and is hereby ratified by Landlord and Tenant. In the event of any conflict between this Amendment and the Lease, the terms of this Amendment shall prevail.
     6. Counterparts. This Amendment may be executed in counterparts, each of which shall be an original and all of which counterparts taken together shall constitute but one and the same agreement.
     7. Condition Precedent. This Amendment is contingent upon Landlord and Tenant concurrently entering into amendments to the leases for the buildings located at 1184 and 1220 Mathilda Avenue, Sunnyvale, California, respectively, in the forms agreed upon by the parties.
     8. Miscellaneous.
     8.1 Voluntary Agreement. The parties have read this Amendment and on the advice of counsel they have freely and voluntarily entered into this Amendment.
     8.2 Attorneys Fees. If either party commences an action against the other party arising out of or in connection with this Amendment, the prevailing party shall be entitled to recover from the losing party reasonable attorney’s fees and costs of suit.
     8.3 Successors. This Amendment shall be binding upon and inure to the benefit of the parties’ respective successors or assigns.

     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

LANDLORD:	SUNNYVALE OFFICE PARK, L.P.,
a Delaware limited partnership

	By:		Sunnyvale Office Park GP, L.L.C., a Delaware limited liability company, General Partner

		By:	/s/ Steven R. Wechsler Name: Steven R. Wechsler
Title: Sr. Managing Director

TENANT:	JUNIPER NETWORKS, INC.,
a Delaware corporation

	By:		/s/ Robyn M. Denholm

Name: Robyn M. Denholm
Title: Executive VP & CFO

	By:		/s/ Mitchell L. Gaynor

Name: Mitchell L. Gaynor
Title: Senior VP & General Counsel

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